Exhibit 4.3

Genworth Life and Annuity Insurance Company

Funding Agreement

POLICYHOLDER:  Genworth Global Funding Trust 2008-45, its successors and permitted assignees

POLICY NUMBER: GS-R6061

EFFECTIVE DATE: August 21, 2008

ISSUE STATE:  Virginia

Genworth Life and Annuity Insurance Company (“GLAIC”) (which term includes its successors and permitted assignees) and the Policyholder hereby agree to the terms of this funding agreement (this “Policy”).  This Policy, including the attached Accumulation Fund Schedule, and any amendments thereto, constitutes the entire contract between GLAIC and the Policyholder.   This Policy is delivered in the Issue State and governed by the laws of that state.

In witness whereof, GLAIC and the Policyholder have agreed to this Policy as of the Effective Date and caused the same to be in full force and effect.

/s/ Thomas E. Duffy	/s/Pamela S. Schutz
Secretary	President

Genworth Life and Annuity Insurance Company

6610 West Broad Street

Richmond, VA  23230

1-800-635-8056

Table of Contents

Section 1 – Accumulation Fund – Establishment and Operation

Section 2 – Payments From the Accumulation Fund

Section 3 – Termination of Agreement

Section 4 – General Provisions

Section 5 – Definitions

SECTION 1 – ACCUMULATION FUND – ESTABLISHMENT AND OPERATION

1.1                               POLICY PAYMENTS.  The Policyholder agrees to pay to GLAIC in the currency specified in the Accumulation Fund Schedule (the “Specified Currency”), and by wire transfer, the Net Deposit Amount on the Deposit Date.  Regardless of the Effective Date of the Policy or the Deposit Date specified in the Accumulation Fund Schedule, this Policy shall become effective only upon the receipt by GLAIC, or its designee, of the Net Deposit Amount.

1.2                               ESTABLISHMENT OF THE ACCUMULATION FUND.  Upon the receipt by GLAIC of the Net Deposit Amount, GLAIC will establish an Accumulation Fund.  The Accumulation Fund is a general account record that reflects the Fund Balance under this Policy.  GLAIC is neither a trustee nor a fiduciary with respect to the Accumulation Fund.  The Net Deposit Amount is allocated to GLAIC’s general account for investment but all funds received under this Policy will become the exclusive property of GLAIC without any duty or requirement for segregation or separate investment.  The Fund Balance is not affected by the investment results of the assets held in the general account.

1.3                               INTEREST ON THE ACCUMULATION FUND.  The Guaranteed Rate for the Accumulation Fund is effective until the Fund Balance is paid in full to the Policyholder.  Interest is credited based upon the methodology specified in the Accumulation Fund Schedule.

1.4                               VALUE OF THE ACCUMULATION FUND.  The Fund Balance on any given day equals the Deposit Amount plus interest, if any, credited thereon at the Guaranteed Rate, less any payments made under Section 2 of the Policy.

SECTION 2 – PAYMENTS FROM THE ACCUMULATION FUND

2.1                               PERIODIC PAYMENTS.  GLAIC will pay the Policyholder the amounts specified in the Accumulation Fund Schedule as Periodic Payouts, including the Maturity Payout, on the dates specified (subject to Section 4.7).  Such payment amounts are adjusted to reflect any other payment payable under this Section of the Policy.  The interest factor used in making such adjustments is the Guaranteed Rate.

2.2                               OPTIONAL REPAYMENT.  If so indicated in the Accumulation Fund Schedule, GLAIC shall pay to the Policyholder the amount the Policyholder needs to redeem or repay any notes or other instruments issued by the Policyholder and backed by this Policy, pursuant to any limited right of redemption or repayment contained in such note or instrument.  GLAIC may require reasonable evidence that the redemption or repayment request satisfies all the terms and conditions described in the prospectus, prospectus supplement and/or pricing supplement applicable to such note or other instrument.  Additional restrictions, if any, on the Policyholder’s reimbursement rights under this Section may be included in the Accumulation Fund Schedule.

2.3                               OPTIONAL REDEMPTION.  If so indicated in the Accumulation Fund Schedule, GLAIC may elect to pay the Policyholder all or any part of the Fund Balance on the Call Dates specified in the Accumulation Fund Schedule.  Unless otherwise provided in the Accumulation Fund Schedule, GLAIC will give the Policyholder at least thirty-five (35) calendar days and no more than seventy-five (75) calendar days notice of its intent to make such pre-payment.  No adjustment will be made to the amount of such payment, unless such adjustment is specifically provided for in the Accumulation Fund Schedule.

2.4                               MATURITY PAYMENTS.  GLAIC shall pay the Policyholder the Fund Balance on the Maturity Date.

2.5                               FORM OF PAYMENT.  All payments GLAIC makes to the Policyholder will be made in the Specified Currency, by wire transfer, unless otherwise agreed in writing by the parties hereto. Unless otherwise stated in the Accumulation Fund Schedule, all payments GLAIC makes will be net of any applicable withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of any governmental authority having the power to tax.  Unless otherwise specified in the Accumulation Fund Schedule, such net payments fully satisfy GLAIC’s obligation to the Policyholder with respect to the full amount due.

SECTION 3 – TERMINATION OF AGREEMENT

3.1                               AUTOMATIC TERMINATION/ACCELERATION.  This Policy terminates with respect to the Accumulation Fund when the Fund Balance is zero and GLAIC’s obligations hereunder shall automatically accelerate upon the occurrence of an Event of Default described in Section 3.3(a).

3.2                               EARLY TERMINATION/ACCELERATION.  The Policyholder may accelerate this Policy by giving GLAIC not less than two (2) Business Days’ written notice upon the occurrence of an Event of Default specified in Section 3.3 b., c. or d. below.  GLAIC may accelerate this Policy, in whole but not in part, by giving the Policyholder not less than forty-five (45) days’, but no more than seventy-five (75) days’, prior written notice of the occurrence of a Tax Event as described in Section 3.4, provided, however that this Policy shall not be terminated until the Fund Balance has been paid to the Policyholder in full.

3.3                       EVENTS OF DEFAULT.  An Event of Default occurs if:

a.               GLAIC is dissolved or a resolution is passed or proceeding is instituted for the winding-up, liquidation or similar arrangement of GLAIC (other than pursuant to a consolidation, amalgamation or merger);

b.              GLAIC breaches any material obligation, representation or certification contained herein, provided that there is no bona fide dispute as to whether such breach has occurred and that such breach continues for fifteen (15) Business Days following the Policyholder’s written notice to GLAIC of such breach;

c.               GLAIC fails to make any required Periodic Payout (other than the Maturity Payout) described in the Accumulation Fund Schedule or any other payment described in Sections 2.2 or 2.3 of this Policy or any other funding agreement GLAIC issues in connection with the Program, and such failure continues for seven (7) Business Days after the due date thereof;

d.              GLAIC fails to make the Maturity Payout described in the Accumulation Fund Schedule or in any other funding agreement GLAIC issues in connection with the Program and such failure is continuing as of the end of the Business Day following the due date thereof.

3.4                               TAX EVENT.  A “Tax Event” occurs if GLAIC has received an opinion of independent legal counsel stating in effect that there is more than an insubstantial risk that as a result of  any amendment to, or change (including any announced prospective change) in, the laws (or regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or any amendment to, or change in, an interpretation or application of any such laws or regulations by any governmental authority in the United States, which amendment or change is enacted, promulgated, issued or announced on or after the Deposit Date, the Policyholder is or will be within ninety (90) days of the date thereof, (1) subject to an entity level U.S. federal income tax with respect to interest accrued or received on this Policy or (2) subject to more than a de minimis amount of taxes, duties or other governmental charges.

Notwithstanding anything to the contrary in this Section 3, if GLAIC shall comply in all respects with the requirements of this Section 3, but an event of default has occurred with respect to the notes backed by the Policy and as a result payments with respect to the notes have been accelerated, otherwise than by reason of any default under this Policy by GLAIC, no Event of Default (as defined above) under this Policy shall be deemed to have occurred, no payments with respect to this Policy shall be accelerated and GLAIC will remain obligated to make payments under this Policy as if no Event of Default had occurred with respect to the notes.

SECTION 4 – GENERAL PROVISIONS

4.1                               PAYMENT UPON TERMINATION.  Unless otherwise specified in the Accumulation Fund Schedule, GLAIC shall pay the Policyholder the Fund Balance on the Maturity Date.  Such payment fully discharges GLAIC’s obligation to the Policyholder under this Policy.

4.2                               DISCLAIMER OF RESPONSIBILITY.  GLAIC’s only liability is as set out in this Policy, including the Accumulation Fund Schedule attached hereto.  In performing its obligations under this Policy, GLAIC is not acting as a fiduciary or agent for the Policyholder or anyone else regardless of whether or not they are directly or indirectly associated with the Policyholder.

4.3                               NOTICES.  All agreements, notices, directions, consents, elections or other communication (“Notices”) required by this Policy must be in writing, directed to the applicable address designated on the face page.  Any such Notices may be given by facsimile transmission or other acceptable electronic means.  All Notices are effective when received.

4.4                               AMENDMENTS.  This Policy may be amended only by mutual written agreement between the parties hereto.

4.5                               CONFLICT.  To the extent that there is a conflict in terms between the Policy and the Accumulation Fund Schedule, the Accumulation Fund Schedule will control the conduct of the parties.

4.6                               TRANSFERABILITY/ASSIGNMENT.  This Policy and the Accumulation Fund established pursuant to it may solely be sold, assigned, transferred or pledged in accordance with, and for the purposes contemplated by, the documents and agreements governing the establishment and operation of the Program.  GLAIC will maintain a record of ownership of this Policy on its books and records.

4.7                               PAYMENTS BY GLAIC.  When this Policy provides that GLAIC will make a payment to the Policyholder, such payment shall be made to the Policyholder or to the agent the Policyholder designates.  Unless otherwise specified in the Accumulation Fund Schedule, if a payment date is not a Business Day, GLAIC will pay such amount on the next Business Day.

4.8                               WAIVER BY GLAIC.  At the Policyholder’s request, GLAIC may waive any terms, conditions or adjustments provided for in this Policy.  Any such waiver is subject to any limitations GLAIC specifies in making the waiver and does not require GLAIC to grant similar future waivers to the Policyholder or anyone else.  A failure or delay in exercising a right under this Policy does not waive GLAIC’s right or ability to assert such right in the future.

4.9                               MUTUAL REPRESENTATIONS.  The parties mutually represent and warrant, each to the other, that:

a.               This Policy is its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor’s rights, and subject, as to enforceability, to general principals of equity, regardless of whether enforcement is sought in proceeding in equity or law;

b.              It has the power to enter into this Policy and to consummate the transactions contemplated hereby;

c.               All information provided in connection with this Policy is, to the best of its knowledge and belief, true, correct and complete;

d.              The execution and the delivery of this Policy and the performance of obligations hereunder do not and will not constitute or result in a default, breach or violation, of the terms or provisions of its certificate, articles or charter of incorporation, declaration of trust, by-laws or any agreement, instrument, mortgage, judgment, injunction or order applicable to it or any of its property.

4.10                        TAX PROVISIONS.  The Policyholder and each transferee and assignee of this Policy, to the extent required by law, agree to provide GLAIC with any properly completed tax forms that are needed for GLAIC to satisfy its tax reporting obligations with respect to amounts held under this Policy.  This Policy is intended to be ignored for U.S. federal, state and local income and franchise tax purposes. To the extent it cannot be ignored, GLAIC and the Policyholder and each transferee and assignee of this Policy agree to treat this Policy as GLAIC’s debt obligation for U.S. federal, state and local income and franchise tax purposes.

SECTION 5 – DEFINITIONS

5.1                               POLICY DEFINITIONS.  The following terms have the meanings indicated:

“Accumulation Fund” is the accounting record GLAIC will establish under this Policy as described in Section 1.2.

“Accumulation Fund Schedule” is attached to this Policy and establishes the terms of the Accumulation Fund.

“Business Day” is any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close, or are otherwise closed, in each Business Day City specified in the Accumulation Fund Schedule.

“Call Date” is the day or days prior to the Stated Maturity Date, if any, specified in the Accumulation Fund Schedule attached to this Policy, on which GLAIC may elect to pay the Policyholder all or any part of the Fund Balance.  If no Call Date is indicated in an Accumulation Fund Schedule, GLAIC will pay to the Policyholder the Fund Balance prior to the Stated Maturity Date only to the extent provided in Section 3.2.

“Deposit Amount” is the amount GLAIC credits to the Accumulation Fund on the Deposit Date as set forth in the Accumulation Fund Schedule.

“Deposit Date” is the date, specified in the Accumulation Fund Schedule, on which GLAIC receives the Net Deposit Amount.

“Event of Default” has the meaning described in Section 3.3.

“Fund Balance” is the value of the Accumulation Fund, determined pursuant to Section 1.4.

“Guaranteed Rate” is the interest rate, if any, applied to the Accumulation Fund, as stated in the Accumulation Fund Schedule.

“Indenture” is that certain indenture agreement, made between the Policyholder and the Indenture Trustee related to the notes to be supported by this Policy as such agreement may be amended, supplemented or replaced from time to time.

“Indenture Trustee” is the party specified as trustee under the Indenture, or its successor.

“Maturity Date” is the earlier of (i) the Stated Maturity Date and (ii) each date on which the Fund Balance is payable in full to the Policyholder pursuant to an Event of Default, Optional Repayment, Optional Redemption or otherwise. Unless otherwise indicated in the Accumulation Fund Schedule, if any of the foregoing dates is not a Business Day, the Maturity Date is the next following Business Day.  Interest accrues during such delay only if specified in the Accumulation Fund Schedule.

“Net Deposit Amount” is the amount GLAIC receives from the Policyholder on the Deposit Date as set forth in the Accumulation Fund Schedule.

“Program” is the Genworth Global Funding program, as described in the prospectus relating thereto, including the applicable prospectus supplement or pricing supplement or in any amendment thereto.

“Stated Maturity Date” is the date, as set forth on the Accumulation Fund Schedule, when the Fund Balance is originally due and payable to the Policyholder.

“Tax Event” has the meaning described in Section 3.4.

5.2                               OTHER DEFINITIONS.  Other capitalized terms appearing in this Policy have the meanings indicated on the Policy’s face page or in the Accumulation Fund Schedule.

GLAIC

Accumulation Fund Schedule – Fixed Rate

Policy Number: GS-R6061

Deposit Date:	August 21, 2008 or the date the deposit is actually received by GLAIC

Specified Currency:	United States Dollars

Deposit Amount:	$1,139,000.00

Net Deposit Amount:	$1,124,193.00

Stated Maturity Date:	August 15, 2016

Guaranteed Rate:	5.85%

Crediting Period:

The first Crediting Period shall be a short period commencing on the Deposit Date to but excluding February 15, 2009. Each subsequent Crediting Period shall be the semi-annual period occurring between the 15th of each February and August thereafter. The final Crediting Period will be the period from and including February 15, 2016, to but excluding August 15, 2016.

Interest Crediting:	Interest is credited based upon a 30/360 basis, applied to the Fund Balance each day.

Periodic Payouts:

On the 15th of each February and August, GLAIC will pay the Policyholder all accrued and unpaid interest (if such date is not a Business Day, the Periodic Payout will be made on the next following Business Day, and in such cases the amount of interest shall not be adjusted for non-Business Days) (each, an “Interest Payment Date”); provided, however, that the final Periodic Payout shall be on the Maturity Date, on which date all accrued and unpaid interest will be paid.

Optional Repayment:

Optional Repayments under Section 2.2 of the Policy may be made solely with respect to the “Survivor’s Option” described in Pricing Supplement No. 050 dated August 11, 2008 to the Prospectus Supplement dated December 9, 2005 related to the Program.

Call Terms:	Under Section 2.3 of the Policy, GLAIC may elect to pay the Policyholder all of the Fund Balance on August 15, 2011, or as of any date thereafter when a Periodic Payout is due (the “Call Dates”).

Maturity Payout:

On the Maturity Date, GLAIC will pay to the Policyholder the Fund Balance. If such date is not a Business Day, the Maturity Payout will be made on the next following Business Day; provided, however, that interest shall not accrue beyond the Maturity Date.

Business Day City(s):	New York, New York

Other Terms:	None

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The calculation of the Guaranteed Rate and all other payment terms of this Policy will be determined in the manner described in the “Description of the Notes” section in the Prospectus Supplement.

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GENWORTH LIFE AND ANNUITY		GENWORTH GLOBAL FUNDING TRUST 2008-45
INSURANCE COMPANY

By:	/s/ Pamela C. Asbury	By*:	/s/ Patricia M. Child
	Pamela C. Asbury		Patricia M. Child

Official Title:	Vice President	Official Title:	Vice President

Date:	August 19, 2008	Date:	August 19, 2008

* It is expressly understood and agreed that (a) this Policy is executed and delivered by U.S. Bank National Association (“USB”) not individually or personally, but solely as Trustee of the Genworth Global Funding Trust 2008-45 in the exercise of powers and authority conferred and vested in it (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by USB but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on USB individually or personally, to perform any covenant either express or implied contained herein, all such liability, if any being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto and (d) under no circumstances shall USB be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warrant or covenant made or undertaken by the Trust under this Policy or any other related documents.

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